Exhibit 15.1

Tel: (310) 557-0300 Fax: (310) 557-1777 www.bdo.com	515 S Flower St, 47th Floor Los Angeles, CA 90071

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-259485 and 333-267842) and Form F-3 (No. 333-265985) of Newegg Commerce, Inc. of our report dated April 28, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 20-F.

/s/ BDO USA, P.C.

Los Angeles, California

April 28, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.